Certain identified information in this Exhibit 10.1 (indicated by “[***]”) has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Company treats as private or confidential.
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of the 11th day of May, 2023 by and between Samuel Meckey (the “Executive”) and UpHealth, Inc. (the “Company”; the Executive and the Company are collectively referred to as the “Parties”). This Agreement shall be effective as of May 11, 2023 (the “Effective Date”). As of the Effective Date, this Agreement amends and supersedes in its entirety the Employment Agreement entered into by and between the Company and Executive on May 10, 2022 as amended pursuant to the Amendment to Employment Agreement entered into by and between the Company and Executive on January 10, 2023 (together, the “Prior Agreement”).
RECITALS
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms contained herein following the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Employment.

1.1    Title. The Executive will continue to have the title of Chief Executive Officer (CEO) and the Executive shall serve in such other capacity or capacities commensurate with his position as the Board of Directors of the Company (hereinafter referred to as the “Board”) may from time to time prescribe.

1.2    Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and shall have the authority and responsibilities which are generally associated with the position of CEO, including but not limited to the responsibilities identified on Appendix A. The Board shall appoint the Executive as a member of the Board and shall nominate the Executive for reelection by the Company’s stockholders at the end of each term of service for so long as Executive remains employed with the Company as CEO. For the avoidance of doubt, the failure of the Board to nominate the Executive for reelection to the Board during his employment as CEO shall constitute a material reduction in the Executive’s duties, authority, or responsibilities for purposes of the Good Reason definition set forth below, in Section 4.5.2. The Executive agrees that he shall resign from the Board and from any related positions upon ceasing to serve as CEO for any reason. The Executive shall report to the Board.

1.3     Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and the policies and practices established by the Company and the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s employee handbook, this Agreement shall control.

1.4     Location. The Executive shall initially perform the services the Executive is required to perform pursuant to this Agreement from his home office in, or near, the Twin Cities, Minnesota, provided that the Executive may be required to report to the Company’s new corporate headquarters, once established. In that event, the Company shall extend to the Executive a customary relocation package, including reimbursement for the actual amount of moving expenses, travel expenses and temporary living expenses (of up to one month) reasonably incurred by the Executive. The Company may from time to time require the Executive to travel temporarily to other locations outside of his assigned office in connection with the Company’s business.

2.     Loyalty of Executive.

2.1    Loyalty. During the Executive’s employment with the Company, the Executive shall devote the Executive’s business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

2.2    No Conflicting Employment. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may engage in any civic and not-for-profit activities so long as such activities are disclosed to the Board and do not materially interfere with the performance of his duties hereunder or present a conflict of interest with the Company.

2.3    Agreement not to Participate in Company’s Competitors. During the term of this Agreement, the Executive shall devote his full working time and efforts to the business and affairs of the Company, and agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. Notwithstanding the foregoing, the Executive may invest and/or maintain investments in any public or private entity up to an amount of 2% of an entity’s fully diluted shares and on a passive basis.

3.     Compensation to Executive.

3.1    Base Salary. The Company shall pay the Executive a base salary at the initial annualized rate of $520,000 per year, subject to standard deductions and withholdings, or such other rate as may be determined from time to time by the Board or the Compensation Committee (hereinafter referred to as the “Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice. The Base Salary will be reviewed for increase annually by the Board or the Compensation Committee; in no event will the Base Salary be reduced, except for across-the-board salary reductions implemented prior to a Change in Control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company. If adjusted, the new salary shall become the Base Salary for purposes of this Agreement.

3.2    Discretionary Bonus.

3.2.1    Initial Bonus Period. For the period beginning July 1, 2022 and ending on December 31, 2022, the Executive was guaranteed to receive a prorated bonus payment in an amount not less than 100% of Base Salary actually earned by the Executive during 2022 (the “Initial Bonus”), prorated for the period, provided the Executive remains employed on the date the Initial Bonus is paid, subject to the termination provisions in Section 4 herein. The Initial Bonus shall be paid during calendar year 2023.

3.2.2    Annual Bonus Eligibility. Beginning as of January 1, 2023, and provided the Executive meets the conditions stated in this Section 3.2.2, the Executive shall be eligible for an annual discretionary bonus (hereinafter referred to as the “Bonus”) with a target amount of one hundred percent (100%) of the Executive’s Base Salary and with a maximum potential payout capped at one hundred thirty percent (130%) of Base Salary, subject to standard deductions and withholdings, based on the Board’s determination, in good faith, as to whether such performance milestones as are established by the Board or the Compensation Committee (hereinafter referred to as the “Performance Milestones”) have been achieved or exceeded. The Performance Milestones will be established by the Compensation Committee of the Board based on certain factors including, but not limited to, the Executive’s performance and the Company’s performance and shall be consistent with the methodology for other C-suite executives. The Executive’s Bonus target will be reviewed annually and may be adjusted by the

Board or the Compensation Committee in its discretion. The Executive must be employed on the date the Bonus is paid to be eligible for the Bonus, subject to the termination provisions herein. For the period beginning January 1, 2023 and ending on June 30, 2023 (or such date as marks the one-year anniversary of the effective date of this Agreement, if earlier), the Executive shall be guaranteed to receive a prorated annual bonus payment in an amount equal to 100% of Base Salary actually earned by the Executive during such period, provided the Executive is employed on the date the Bonus is paid, subject to the termination provisions herein. The Bonus shall be paid during the calendar year following the performance calendar year.

3.3    Equity Awards.

3.3.1    Prior Equity Awards. Executive acknowledges and agrees that prior to the Effective Date and in accordance with the terms of the Prior Agreement, on January 9, 2023 Executive was granted 430,000 restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan (the “Prior Grant”).

3.3.2    Annual Equity Grants. Commencing with the Company’s regular annual equity grant cycle in 2024, the Executive will be eligible to receive annual refresher equity grants of RSUs under the Company’s 2021 Equity Incentive Plan (the “Plan”) or any successor plan with a target grant date value of not less than $2,000,000 (“Annual Grants”). The Annual Grants will be eligible to vest as follows: (i) 50% of each Annual Grant will be eligible to vest subject to Executive’s continued services over a four year period following the applicable date of grant, with 25% one-year annual cliff vesting and quarterly vesting thereafter over the three years following the cliff vesting date, and 50% of each Annual Grant will be eligible to vest subject to achievement of performance goals to be established by the Compensation Committee in consultation with the Executive and Executive’s continued services as approved by the Compensation Committee and set forth in the applicable restricted stock unit agreement for the award.

3.3.3    Additional Equity Grants; Acknowledgement. The Executive will be eligible to receive any additional grants of equity awards under the Plan or any successor plan, as determined at the sole discretion of the Compensation Committee. Executive acknowledges and agrees that: (i) the Prior Grant is the only equity award that Executive had the right to receive before the Effective Date, and (ii) except for the Prior Grant and the Annual Grants, the Executive does not hold or have any right to receive any additional equity awards or rights to receive other equity interests of the Company.

3.4    Bonus Upon Closing of Sale of IGI. The Executive is awarded a bonus in the amount of $1,000,000 (“IGI Bonus”) contingent upon the closing of the Company’s sale of Innovations Group, Inc. to Belmar Pharma Solutions and subject to the Executive’s continued employment with the Company through the date of the closing of such transaction (“IGI Closing”). If earned, the IGI Bonus will be paid to Executive in cash, less standard deductions and withholdings, no later than fifteen (15) days following the IGI Closing.

3.5    Revenue Performance Bonuses. The Executive will be eligible to earn performance bonuses in the aggregate target amount of $1,000,000 based on the Company’s performance during the 2023, 2024 and 2025 fiscal years (together, such fiscal years are the “Performance Period”). Executive is eligible to earn a performance bonus with respect to each fiscal year in the Performance Period (each a “Revenue Bonus”). Executive’s target Revenue Bonus amount applicable to each fiscal year within the Performance Period is $333,333.33. The amount of Revenue Bonus eligible to be earned by Executive for each fiscal year during the Performance Period will be determined based on the applicable level of revenue received by the Company during such fiscal year. The applicable percentage of the Executive’s Revenue Bonus that is eligible to be earned for each fiscal year within the Performance Period will be determined by reference to the Company’s level of revenue received for the applicable fiscal year as measured against the target revenue performance levels for such fiscal year as indicated in the chart below (the “Revenue Goals”), with linear interpolation between the designated performance levels:

[***]

The threshold and stretch Revenue Goals for each fiscal year within the Performance Period are independent for each fiscal year (i.e., if 85% of the target Revenue Goal for a fiscal year is attained for such fiscal year and 110% of the target Revenue Goal for a fiscal year is attained for such fiscal year, with respect to those fiscal years the Revenue Bonus amounts eligible to be earned are $283,333.33 and $366,666.66, respectively. If the Company does not meet the threshold goal of 85% of target Revenue Goal for the applicable fiscal year, the Executive is not eligible to earn or receive any Revenue Bonus with respect to such fiscal year. If the Company exceeds 125% of the target Revenue Goal for the applicable fiscal year, the Revenue Bonus the Executive is eligible to earn and receive for such fiscal year is 125% of the target Revenue Bonus amount for such fiscal year ($416,666.66). Whether and to what extent the applicable Revenue Goal for a fiscal year was attained for such fiscal year will be determined by the Board in a manner consistent with the amounts reported the Company’s annual audited financial statements, and its determination will be final and binding on Executive.

In all cases, Executive’s eligibility to earn a Revenue Bonus for a fiscal year is subject to the Executive’s continued employment with the Company through the applicable date of payment of such Revenue Bonus. If a Revenue Bonus is eligible to be earned by Executive for a fiscal year based on performance for such fiscal year, the applicable Revenue Bonus for such fiscal year will be paid to Executive in the calendar year immediately following the fiscal year with respect to which the Revenue Goals was attained and no later than March 15 of the calendar year immediately following the fiscal year with respect to which the Revenue Goal was attained.

In the event there is a Change in Control which occurs prior to the end of the Performance Period, and subject to Executive’s continued employment with the Company through the date of such Change in Control, the Revenue Goals for the remainder of the Performance Period (commencing with the fiscal year in which the Change in Control occurs) will be deemed to have been attained at the target level upon such Change in Control so that Executive will instead be entitled to receive the target amount of Revenue Bonus for the remainder of the Performance Period, which will be paid in cash to Executive no later than fifteen (15) days following such Change in Control. For example, if a Change in Control transaction occurs on June 1, 2024 and Executive remains employed by the Company on such date, then Executive will receive a total Revenue Bonus equal to $666,666.66 for the 2024 and 2025 fiscal years ($333,333.33 for 2024 and $333,333.33 for 2025) and regardless of the Company’s actual level of attainment of the Revenue Goals for the 2024 and 2025 fiscal years.

Except for payment of the Revenue Bonus that is triggered in connection with a Change in Control transaction in which case the form of payment shall always be in cash, the Company may, in its sole discretion, settle its obligation to pay the Revenue Bonus in cash or in vested shares of the Company’s common stock with a Fair Market Value (as herein defined) equal to the amount of the cash payment. For the purposes of this Section 3.5 and Section 3.6, the Fair Market Value of the Company’s shares will be determined in the same manner that the Company calculates such fair market value for tax administration and withholding purposes.

3.6    Share Price Bonus. The Executive will be eligible to receive a bonus in the amount of $300,000.00 (the “Share Price Bonus”) if both of the following conditions are met: (i) the Company’s daily weighted average trading price per share during the 30-trading-day period commencing with the date immediately following the date of the Company’s earnings release for the second quarter of fiscal 2023 equals or exceeds $[***] per share (the “Share Price Goal”), and (ii) the Executive remains employed with the Company through the applicable payment date of the Share Price Bonus which shall be no later than March 15, 2024. The Company may, in its sole discretion, settle its obligation to pay the Share Price Bonus in cash or in vested shares of the Company’s common stock with a Fair Market Value equal to the amount of the cash payment.

3.7    Taxes. All amounts paid under this Agreement to the Executive by the Company will be paid less applicable tax withholdings and any other withholdings required by law or authorized by the Executive. Upon the vesting of any RSU award or any other stock unit award granted under the Plan or any successor plan, the Company shall deduct from the shares of Stock otherwise deliverable to the Participant in settlement of the Award such maximum number of whole shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, in an amount not exceeding the maximum permitted tax withholding rate applicable to Executive and shall remit such tax withholding amounts to the respective federal, state or local income taxing authorities. To the extent the Company elects to pay the Revenue Bonus or Share Price Bonus in shares of Company common stock, the Company shall deduct from the shares otherwise deliverable to Executive in settlement of such payment obligation such maximum number of whole shares having a then current fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, in an amount not exceeding the maximum permitted tax withholding rate applicable to Executive and shall remit such tax withholding amounts to the respective federal, state or local income taxing authorities.

3.8    Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executives or key management employees, including flexible Paid Time Off subject to the terms and conditions of the Company’s PTO Policy. Executive acknowledges that the benefits offered by the Company may change from time to time in the discretion of the Company.

3.9    Legal Fees. The Company shall reimburse Executive in accordance with the Company’s expense reimbursement policies for Executive’s legal fees incurred in connection with the negotiation and execution of this Agreement, plus an additional payment amount necessary to cover applicable tax withholding in connection with such reimbursement payment, so that Executive is eligible to retain a maximum net reimbursement payment of $2,500 (as calculated on a net after-tax withholding basis).

3.10    Change in Control and Non-Assumption of Executive Equity Awards. In the event of a Change in Control where the acquiring or surviving entity will not assume, continue or substitute Executive’s equity awards then, subject to Executive’s continued services with the Company through such Change in Control and Executive’s delivery of an effective Release within the applicable time period set forth therein, but in no event later than thirty (30) days following such Change in Control:

3.10.1    the vesting of any equity awards granted to Executive that would otherwise be eligible to vest solely subject to Executive’s continued services to the Company (the “Time-Based Vesting Equity Awards”) shall be fully accelerated such that on the effective date of such termination one hundred percent (100%) of any Time-Based Vesting Equity Awards shall be fully vested and immediately exercisable, if applicable, by the Executive; and

3.10.2    the vesting of any equity awards that may potentially be granted to Executive that would otherwise be eligible to vest based on achievement of performance milestones (the “Performance-Based Equity Awards”) shall be fully accelerated at the target performance level.

3.11    Supplemental Compensation. Executive acknowledges that Executive was previously paid $500,000.00 on January 19, 2023 as supplemental compensation pursuant to the terms of the Prior Agreement. As additional consideration for the promises set forth above and hereunder, the Company shall pay to the Executive the below-listed amounts, subject to applicable withholding, on the corresponding dates, provided that the Executive remains employed with the Company through each applicable payment date, subject to the termination provisions in Section 4 herein:

Payment Amount	Payment Date
$458,794.24	May 31, 2023
$1,062,347.00	January 1, 2024
$734,115.00	January 1, 2025

4.    Termination.

4.1    Employment is At-Will. The Executive’s employment with the Company is “at will” and is terminable by the Company at any time and for any reason or no reason, including but not limited to the following conditions:

4.1.1    Termination for Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or “Complete Disability” (as defined in Section 4.5.1), provided, however, that this Section 4.1.1 shall in no way limit the Company’s obligations to provide such reasonable accommodations to the Executive as may be required by law.

4.1.2    Termination by the Company For Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause” (as defined in Section 4.5.3) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date of the notice or such date as specified in the notice. The Executive shall have the right to appear before the Board before any termination for Cause becomes effective and binding upon the Executive.

4.1.3    Termination by the Company Without Cause. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason or no reason subject to the requirements set out in Section 4.4 of this Agreement. Such termination shall be effective on the date the Executive is so informed or as otherwise specified by the Company, pursuant to notice requirements set forth in Section 6 of this Agreement.

4.2    Termination By The Executive. The Executive may terminate his employment with the Company at any time and for any reason or no reason, including, but not limited, to the following conditions:

4.2.1    Good Reason. The Executive may terminate his employment under this Agreement for “Good Reason” (as defined below in Section 4.5.2) by delivery of written notice to the Company specifying the Good Reason relied upon by the Executive for such termination in accordance with the requirements of such section.

4.2.2    Without Good Reason. The Executive may terminate the Executive’s employment hereunder for other than Good Reason upon sixty (60) days’ written notice to the Company. Notwithstanding the foregoing, in the event that the Executive gives written notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.3    Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such mutual agreement.

4.4    Compensation to Executive Upon Termination. In connection with any termination of the Executive’s employment for any reason, the Executive or the Executive’s estate, as applicable, shall be entitled to any amounts payable to the Executive or the Executive’s beneficiaries subject to and accordance with the terms of the Company’s employee welfare benefit plans or policies (excluding any severance pay).

4.4.1    With Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder without Good Reason, or for any other reason other than (i) due to a termination without Cause or Good Reason resignation or (ii) due to Executive’s death or Complete Disability, the Company shall pay the Executive’s Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination (the “Accrued Amounts”), less standard deductions and withholdings.

4.4.2    Without Cause or For Good Reason.

4.4.2.1    Not in Connection With a Change in Control. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, and Section 4.4.2.2 below does not apply, the Company shall pay the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive’s furnishing to the Company an executed waiver and release of claims (in substantially the form of Exhibit B attached hereto) (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms (the “Release Effective Date”), and subject to Executive continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement (a copy of which is attached as Exhibit A):

(a)    the equivalent of the Executive’s Base Salary in effect at the time of termination will continue to be paid for a period of eighteen (18) months following the date of termination (hereinafter referred to as the “Non Change in Control Severance Period”), less standard deductions and withholdings, to be paid in equal installments during the Non Change in Control Severance Period according to the Company’s regular payroll practices, subject to any delay in payment required by Section 4.6;

(b)    the Executive shall also receive a pro-rated portion of his target Initial Bonus or Bonus amount for the year of termination, as applicable, if any such Initial Bonus or Bonus has been determined by the Board or the Compensation Committee to have been achieved, based on the actually achieved level of performance, in the ordinary course when determinations are made for all officers and employees of the Company based upon the metrics associated with such Initial Bonus or Bonus (the “Bonus Determination Date”) (pro-rated based upon the portion of the calendar year that the Executive was employed by the Company), less standard deductions and withholdings, to be paid as a lump sum within ten (10) days after the Bonus Determination Date, subject to any delay in payment required by Section 4.6;

(c)    in the event the Executive timely elects continued coverage under COBRA, the Company will pay the Executive’s COBRA health insurance premium, including any amounts that Company paid for benefits to the qualifying family members of the Executive, following the date of termination up until the earlier of either (i) the last day of the Non Change in Control Severance Period or, (ii) the date on which the Executive begins full-time employment with another company or business entity which offers comparable health insurance coverage to the Executive (such period, the “Non Change in Control COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Non Change in Control COBRA Payment Period;

(d)    the Executive’s Time-Based Equity Awards shall be fully accelerated such that on the effective date of such termination one hundred percent (100%) of any Time-Based Vesting Equity Awards granted to the Executive prior to such termination shall be fully vested and immediately exercisable, if applicable, by the Executive. Treatment of any performance based vesting equity awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting pursuant to the foregoing provision; and

(e)    any remaining unpaid supplemental compensation under Section 3.11 that would have been paid to the Executive had the Executive continued his employment with the Company through January 1, 2025 shall be paid in accordance with the defined schedule set forth under Section 3.11.

(f)    the Executive shall also receive a pro-rated portion of his Revenue Bonus, if any, for the fiscal year in which the Executive employment terminates, based on the number of days that Executive was employed by the Company during such fiscal year and the applicable level of achievement of the Revenue Goal for the year of termination as determined by the Board in accordance with Section 3.5 (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year), less standard deductions and withholdings, which will be paid at the same time as provided in Section 3.5 as if Executive had remained employed through the applicable payment date, subject to any delay in payment required by Section 4.6.

(g)    if the Share Price Goal was achieved on or prior to the date of Executive’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid to Executive, less standard deductions and withholdings, on the later of (i) March 15, 2024 or (ii) the Release Effective Date, subject to any delay in payment required by Section 4.6.

4.4.2.2    In Connection With a Change in Control. If the Company (or its successor) terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason within the period commencing three (3) months immediately prior to a Change in Control of the Company and ending twelve (12) months immediately following a Change in Control of the Company (as defined in Section 4.5.4 of this Agreement), the Executive shall receive the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive’s furnishing to the Company (or its successor) an executed Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, the Executive shall be entitled to:

(a)    the equivalent of the Executive’s Base Salary in effect at the time of termination will continue to be paid for a period of eighteen (18) months following the date of termination (hereinafter referred to as the “Change in Control Severance Period”), less standard deductions and withholdings, to be paid in equal installments during the Change in Control Severance Period according to the Company’s regular payroll practices, subject to any delay in payment required by Section 4.6 in connection with the Release Effective Date;

(b)    the Executive shall also receive a pro-rated portion of his target Initial Bonus or Bonus amount for the year of termination, as applicable, if any such Initial Bonus or Bonus has been determined by the Board or the Compensation Committee to have been achieved, based on the actually achieved level of performance, in the ordinary course on the Bonus Determination Date (pro-rated based upon the portion of the calendar year that the Executive was employed by the Company), less standard deductions and withholdings, to be paid as a lump sum within ten (10) days after the Bonus Determination Date, subject to any delay in payment required by Section 4.6 in connection with the Release Effective Date;

(c)    in the event the Executive is eligible for and timely elects continued coverage under COBRA, the Company will pay the Executive’s COBRA health insurance premium, including any amounts that Company paid for benefits to the qualifying family members of the Executive, for the Change in Control Severance Period. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive the Health Care Benefit Payment, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage. The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the Change in Control Severance Period;

(d)    the vesting of the Executive’s Time-Based Vesting Equity Awards shall be fully accelerated such that on the effective date of such termination one hundred percent (100%) of any Time-Based Vesting Equity Awards granted to the Executive prior to such termination shall be fully vested and immediately exercisable, if applicable, by the Executive;

(e)    the vesting of the Performance-Based Equity Awards shall be fully accelerated at the target performance level; and

(f)    any remaining unpaid supplemental compensation under Section 3.11 that would have been paid to the Executive had the Executive continued his employment with the Company through January 1, 2025 shall be paid in a lump sum no later than thirty (30) days after the later of the Release Effective Date or the date of the Change in Control, subject to any delay in payment required by Section 4.6.

(g)    the Executive shall be paid the target amount of Revenue Bonus for the remainder of the Performance Period commencing with the fiscal year that includes that date of Executive’s termination of employment which shall be paid in cash, less standard deductions and withholdings, on the later of: (i) the Release Effective Date, or (ii) within the fifteen (15) day period following the Change in Control, subject to any delay in payment required by Section 4.6.

if the Share Price Goal was achieved on or prior to the date of Executive’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid in cash, less standard deductions and withholdings, on the later of: (i) the Release Effective Date, or (ii) within the fifteen (15) day period following the Change in Control, subject to any delay in payment required by Section 4.6.

4.4.2.3    No Duplication of Benefits; Interpretation. For the avoidance of doubt, in no event will Executive be entitled to benefits under Section 4.4.2.1 and Section 4.4.2.2. If Executive commences to receive benefits under Section 4.4.2.1 due to a qualifying termination prior to a Change in Control and thereafter becomes entitled to benefits under Section 4.4.2.2, any benefits provided to Executive under Section 4.4.2.1 shall offset the benefits to be provided to Executive under Section 4.4.2.2 and shall be deemed to have been provided to Executive pursuant to Section 4.4.2.2. In all cases, any severance benefits provided for herein shall be calculated without giving effect to any reductions in compensation that would give rise to Executive’s right to resign for Good Reason.

4.43    Due to Death or Disability. If the Executive’s employment shall be terminated as a result of his death or Complete Disability, then the Company shall pay the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive (or his estate, as applicable) furnishing to the Company the Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, and subject to Executive continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement (as applicable), either the Executive or his estate shall be entitled to:

(a)    a pro-rated portion of the Executive’s target Initial Bonus or Bonus amount for the year of termination, as applicable, if any such Initial Bonus or Bonus has been determined by the Board or the Compensation Committee to have been achieved, based on the actually achieved level of performance, in the ordinary course by the Bonus Determination Date (pro-rated based upon the portion of the calendar year that the Executive was employed by the Company), less standard deductions and withholdings, to be paid as a lump sum within ten (10) days after the Bonus Determination Date, subject to any delay in payment required by Section 4.6;

(b)    the vesting of the Executive’s Time-Based Equity Awards shall be fully accelerated such that on the effective date of such termination one hundred percent (100%) of any Time-Based Vesting Equity Awards granted to Executive prior to such termination shall be fully vested and immediately exercisable, if applicable, by the Executive or his estate (as applicable);

(c)    the vesting of the Executive’s Performance-Based Equity Awards shall accelerate vesting pro-rata (with such pro-rata portion that will vest calculated based upon the portion of the applicable performance period that the Executive was employed by the Company) at the target performance level;

(d)    any remaining supplemental compensation under Section 3.11 that would have been paid to the Executive had the Executive continued his employment with the Company through January 1, 2025 shall be paid in accordance with the defined schedule set forth under Section 3.11;

(e)    if the IGI Closing occurred on or prior to the date of Executive’s termination and the IGI Bonus has not yet been paid to Executive, the IGI Bonus shall be paid in cash, less standard deductions and withholdings, to Executive or his estate on March 15, 2024;

(f)    if Executive’s employment terminates after the last date of any fiscal year within the Performance Period but prior to March 15 of the following year, the Executive or his estate shall receive the applicable amount of Revenue Bonus for such previously completed year, if any, as determined subject to attainment of the applicable performance goals (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year), less standard deductions and withholdings, which will be payable in accordance with the provisions of Section 3.5 as a lump sum to Executive or his estate on March 15 of the year immediately following the year of termination of Executive’s employment;

(g)    if Executive’s employment terminates during any year within the Performance Period, the Executive or his estate shall also receive a pro-rated portion of his Revenue Bonus for the year of termination, if any, based on the number of days Executive was employed during such fiscal year and the Company’s appliable level achievement of the Revenue Goals for the year of termination as determined by the Board in accordance with Section 3.5 (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year) to be paid, less standard deductions and withholdings, as a lump sum to Executive or his estate on March 15 of the year immediately following the year of termination of Executive’s employment.

(h)    if the Share Price Goal was achieved on or prior to the date of Executive’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid, less standard deductions and withholdings, to Executive or his estate on March 15, 2024.

4.5    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.5.1    “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months so that the Executive is deemed “disabled” within the meaning of Section 409A of the Internal Revenue Code.

4.5.2    “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction in the Executive’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction, excluding having the same title, duties, authority and responsibilities at a subsidiary level following a Change in Control; (ii) the relocation of the Executive’s primary work location to a point more than fifty (50) miles from the Executive’s current work location set forth in Section 1.5 that requires a material increase in Executive’s one-way driving distance; (iii) a material reduction by the Company of the Executive’s base salary or annual target Bonus opportunity, without the written consent of the Executive, as initially set forth herein or as the same may be increased from time to time pursuant to this Agreement, except for across-the-board salary reductions implemented prior to a Change in Control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of this Agreement. Provided, however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Executive within sixty (60) days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) the Executive terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

4.5.3    “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined reasonably and in good faith by the Board or a committee designated by the Board: (i) the Executive’s gross negligence or willful failure to substantially perform his duties and responsibilities to the Company or willful and deliberate violation of a Company policy; (ii) the Executive’s conviction of a felony or the Executive’s commission of any act of fraud, embezzlement or dishonesty against the Company or involving moral turpitude that is likely to inflict or has inflicted injury on the business of the Company, to be determined in the sole discretion of the Company; (iii) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party that the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company; and (iv) the Executive’s willful and deliberate breach of this Agreement that causes or could reasonably be expected to cause material injury to the business of the Company.

4.5.4    For purposes of this Agreement, “Change in Control” means: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; or (iv) an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing at least seventy-five percent (75%) of the combined voting power entitled to vote in the election of Directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

4.6    Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, a Release and permits the release of claims contained therein to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the Release will not be deemed effective any earlier than the Release Deadline. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

4.7    Application of Internal Revenue Code Section 280G. If any payment or benefit Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

4.8    Proprietary Information and Inventions Agreement. The Executive shall continue to abide by the terms the Company’s Proprietary Information and Inventions Agreement the terms of which shall govern the terms of Executive’s employment, and an executed copy of which is attached as Exhibit A.

4.9    No Mitigation or Offset. The Executive shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of the Severance Benefits, and the Severance Benefits shall not be offset by any amounts received by the Executive from any other source, except to the extent that the Executive’s rights to the benefits described in Sections 4.4.2.1 or 4.4.2.2, as applicable, are terminated by reason of the Executive obtaining full-time employment with another company or business entity which offers comparable health insurance coverage.

5.    Assignment and Binding Effect. This Agreement shall be binding upon the Executive and the Company and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives, provided that this Agreement may only be assigned to an acquirer of all or substantially all of the Company’s assets. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6.    Notice. For the purposes of this Agreement, notices, demands, and all other forms of communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, or by confirmed facsimile, addressed as set forth below, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of address shall be effective only upon receipt, as follows:

If to the Company:

UpHealth, Inc.
14000 S. Military Trail, Suite 203
Delray Beach, Florida 33484
Attention: Dr. Avi Katz, Chairman of the Board of Directors

If to the Executive:

Samuel Meckey
[***]

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or five (5) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving written notice to the other Party in the manner specified in this section.

7.    Choice of Law; Consent to Jurisdiction. This Agreement shall be construed under and be governed in all respects by the laws of the State of Minnesota, without giving effect to the conflict of laws principles of such state. The parties irrevocably consent and submit to the jurisdiction of any local, state or federal court within Santa Clara County and in the State of California for the enforcement of this Agreement. The parties irrevocably waive any objection she may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

8.    Integration. This Agreement, including Exhibit A, the 2021 Equity Incentive Plan and the Equity Plan Documents, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including but not limited to the Prior Agreement.

9.    Amendment. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

10.    Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.    Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid, unenforceable, or illegal term or provision.

12.    Interpretation. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.

13.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

“COMPANY”	“EXECUTIVE”
UPHEALTH, INC.
By:/s/ Dr. Avi Katz	/s/ Samuel Meckey
Name: Dr. Avi Katz	Samuel Meckey
Title: Chairman of the Board of Directors

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Agreement sets forth in writing certain understandings and procedures applicable to my employment with UpHealth, Inc. (the “Company”) and these understandings and procedures apply from the date of my initial employment with Company (my “Employment Date”) even if this Agreement is signed by me and Company after the Employment Date.

1.    Duties. In return for the compensation and benefits now and hereafter paid or provided to me, I hereby agree to perform those duties for Company as Company may designate from time to time. During my employment with Company, I further agree that I will (i) devote my best efforts to the interests of Company, and (ii) not engage in other employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that the Company issues to me. I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2.    “Proprietary Information” Definition. “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 5 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers, employee information (such as compensation data and performance reviews) and any other nonpublic information that has commercial value and (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

3.    Ownership and Nondisclosure of Proprietary Information. All Proprietary Information and all worldwide patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual property and other rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. Subject to Section 12 (Defend Trade Secrets Act), I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. Nothing in this Agreement will limit my ability to provide truthful information to any government agency regarding potentially unlawful conduct. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.

4.    “Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5.    Disclosure and License of Prior Innovations. I have listed on Exhibit A (Prior Innovations) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business (the “Company-Related Innovations”), that were conceived, reduced to practice, created, derived, developed, or made (collectively, “Created”) by me alone or jointly with others prior to my Employment Date and to which I retain any ownership rights or interest (these Company-Related Innovations collectively referred to as the “Prior Innovations”). I represent that I have no rights in any Company-Related Innovations other than those Prior Innovations listed in Exhibit A (Prior Innovations). If nothing is listed on Exhibit A (Prior Innovations), I represent that there are no Prior Innovations as of my Employment Date. I hereby grant to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Innovations (including without limitation any Company-Related Innovations) owned by me or in which I have any other right or interest that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice within the scope of my employment with Company or with the use of any Company resources, facilities, equipment, or information (including without limitation Company Confidential Information) (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Innovations that I own or in which I have any other right or interest in any Company Innovations without Company’s prior written consent.

6.    Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company Innovations. I hereby do and will irrevocably assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the earliest of the Creation of the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company (including non-assignable moral rights), I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.

7.    Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during my employment with Company and for three (3) months thereafter, whether or not I believe the Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations are or should be considered Company Innovations. Company will receive that information in confidence.

8.    Notice of Nonassignable Innovations to Employees in California and other states. This Agreement does not apply to an Innovation that I cannot be required to assign by law (including, without limitation, pursuant to the applicable statutory provision for my state of employment set forth in Exhibit B, if any). I have reviewed the notification in Exhibit B (Limited Exclusion Notification) and agree that my signature on this Agreement acknowledges receipt of the notification.

9.    Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

10.    Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.

11.    No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

12.    Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order. I further understand that nothing contained in this Agreement limits my ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to Company, or (B) share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

13.    Survival. This Agreement:

(a) shall survive my employment by Company;

(b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

14.    Nonsolicitation and Noncompetition. I understand and acknowledge that I am engaged as a key employee of Company, and occupy an executive position that includes my involvement and discretion in decisions and matters of importance for Company. I understand that the nature of my position gives me access to and knowledge of Proprietary Information, including customer information and information respecting prospective customers. I further understand that Company’s ability to safeguard its Proprietary Information for the exclusive knowledge and use of Company is of great importance and commercial value to Company, and that improper use or disclosure by me is likely to result in unfair or unlawful competitive activity. Because of Company’s legitimate business purpose as described herein, and the good and valuable consideration offered to me, I agree that during my employment and for a period of eighteen (18) months following my resignation from employment with Company without Good Reason (as defined in my Employment Agreement with Company, dated May 10, 2022) or the termination of my employment by Company for Cause (as defined in my Employment Agreement), I will not, without the express written consent of an authorized representative of Company, directly or indirectly, whether as owner, partner, investor, operator, manager, officer, director, consultant, agent, employee, co-venturer, advisor, representative or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in any Competing Business (as hereinafter defined); or directly or indirectly solicit or encourage any customer, supplier, consultant or vendor to terminate or otherwise modify adversely its business relationship with Company; and I agree that during my employment and for a period of eighteen (18) months following my resignation from employment with Company for any reason or the termination of my employment by Company for any reason, I will not, without the express written consent of an authorized representative of Company, directly or indirectly employ, attempt to employ, recruit, hire or otherwise solicit, induce or influence any person to leave employment with Company (except for the bona fide firing of Company personnel within the scope of my employment). The applicable restricted period shall be tolled and shall not run during any time in which I fail to abide by these obligations. For purposes of this Agreement, the term “Competing Business” shall mean (i) any business engaged in digital healthcare or the development or provision of online access to healthcare services, (ii) any other business carried on by Company, its subsidiaries and/or its affiliates as of the date my employment terminates (irrespective of whether such business is carried on by Company and/or any of its subsidiaries or affiliates as of the effective date of this Agreement); or (iii) any business in an active phase of development at Company and/or any of its subsidiaries or affiliates as of the date my employment terminates (irrespective of whether such business is carried on by Company and/or any of its subsidiaries or affiliates as of the effective date of this Agreement). The restrictions in this Section 14 shall apply to any conduct in (I) Minnesota; (II) any geographic area in which Company or its subsidiaries or affiliates has sold, is then selling, or is actively planning to sell its products or services as of the date my employment terminates; and (III) any other geographic area in which Company or its subsidiaries or affiliates has operated, is then operating or is actively planning to operate its business. I understand that the restrictions set forth in this Section 14 are intended to protect the interest of Company in its Proprietary Information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agree that such restrictions are reasonable and appropriate for this purpose.

15.    Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.

16.    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; ; (d) by email, effective (A) when the sender receives an automated message from the recipient confirming delivery or (B) one hour after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first, but if the delivery or receipt is on a day which is not a business day or is after 5:00 pm (addressee’s time) it is deemed to be received at 9:00 am on the following business day; or (e) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to another address as Company may specify in writing.

17.    Governing Law; Forum. The laws of the United States of America and the State of Minnesota govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Santa Clara County, California, personal jurisdiction will be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction. For the avoidance of doubt, the foregoing terms will control over any conflicting terms in my offer letter.

18.    Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

19.    Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.

20.    Assignment. The rights and benefits of this Agreement shall extend to all successors and assigns of the Company, whether by merger, reorganization, sale of assets, operation of law or otherwise.

21.    Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

UPHEALTH, INC.
By:______________________________________	_________________________________________
Name: Dr. Avi Katz	Samuel Meckey
Title: Chairman of the Board of Directors

Date:_________________________________________	Date:_________________________________________

Exhibit A
PRIOR INNOVATIONS

Exhibit B

LIMITED EXCLUSION NOTIFICATION

If I am employed by the Company in the State of California, the following provision applies:

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(a) Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(b) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to a patent or invention to be in the United States.

If I am employed by the Company in the State of Delaware, the following provision applies:
Delaware Code, Title 19, § 805. Employee’s right to certain inventions.

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:
Illinois Compiled Statutes Chapter 765, Section 1060/2.

Sec. 2. Employee rights to inventions - conditions.

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Kansas, the following provision applies:

Chapter 44.--LABOR AND INDUSTRIES

Article 1.--PROTECTION OF EMPLOYEES

44-130. Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure.

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.

Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

If I am employed by the Company in the State of New Jersey, the following provision applies:

New Jersey Statutes Section 34:1B-265.

1.a.(1) Any provision in an employment contract between an employee and employer, which provides that the employee shall assign or offer to assign any of the employee’s rights to an invention to that employer, shall not apply to an invention that the employee develops entirely on the employee’s own time, and without using the employer’s equipment, supplies, facilities or information, including any trade secret information, except for those inventions that: (a) relate to the employer’s business or actual or demonstrably anticipated research or development; or (b) result from any work performed by the employee on behalf of the employer.

If I am employed by the Company in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1.

EMPLOYEE’S RIGHT TO CERTAIN INVENTIONS

Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provision applies:

Utah Code, §§ 34-39-2 and 34-39-3

34-39-2. Definitions.

As used in this chapter:

(1) “Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

(a) conceived, developed, reduced to practice, or created by the employee:

(i) within the scope of his employment;

(ii) on his employer’s time; or

(iii) with the aid, assistance, or use of any of his employer’s property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by an employee for his employer;

(c) related to the industry or trade of the employer; or

(d) related to the current or demonstrably anticipated business, research, or development of the employer.

(2) “Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3. Scope of act -- When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions -- Exceptions.

(1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:

(a) created by the employee entirely on his own time; and

(b) not an employment invention.

(c) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.

(3) Subsection (1) does not apply to:

(a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

(b) an agreement between an employee and his employer which is not an employment agreement.

(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

(5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

(6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.

(7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

Washington Statute 49:44.140

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Wisconsin, the following provision applies:

In accordance with Wisconsin law, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in any invention I have developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secret information or Confidential Information. Provided, however, Company shall own inventions that either; (i) relate, at the time of the conception or reduction to practice, to Company’s activities or actual or demonstrably anticipated research or development; or (ii) result from any work I performed for Company. I will advise Company promptly in writing of any inventions I believe should be an exception to this Agreement.

EXHIBIT B

Form of Release

This Release of Claims (the “Release”) is entered into by and between _____________ (the “Executive”) and UpHealth, Inc. (the “Company”) in connection with the “Employment Agreement” between the Executive and the Company dated [date], to which this Release is attached. This is the “Release” referenced in the Employment Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement. The consideration for the Executive’s agreement to this Release consists of the severance compensation provided under, and subject to, the Employment Agreement’s terms and conditions.

1. Tender of Release. This Release is automatically tendered to the Executive upon the date of the termination of the Executive’s employment, if the Executive is eligible for severance benefits in connection with such termination under Section 4 of the Employment Agreement. In particular, provided the Executive complies with all obligations set forth in the Employment Agreement and pursuant to this Release, the Executive shall receive:

a. [Consideration]1

2. Executive’s Release of Claims. In exchange for and in consideration of the severance benefits provided in Section 4 of the Employment Agreement, and subject to the terms and conditions of such Section 4 in all respects, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, managers, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

a. relating to the Executive’s employment by and termination from employment with the Company or any related entity;

b. of wrongful discharge or violation of public policy;

c. of breach of contract;

d. of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;

e. the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act;

__________________________
1 To be completed, as appropriate based on the nature of the separation from employment.

f. the Minnesota Human Rights Act (provided that the Executive may rescind the release of claims under this law within 15 calendar days of the Effective Date by delivering a written notice of rescission to the Company hand or by certified mail), the Minnesota Equal Pay for Equal Work Law, Minnesota health care worker whistleblower protection laws, the Minnesota family leave law, Minnesota personnel record access statutes;

g. under any other federal or state statute or constitution or local ordinance;

h. of defamation or other torts; and

i. for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

This release shall not, however, affect the Executive’s rights (i) under this Release; (ii) to the Accrued Benefit; (iii) to contractual indemnification under any written indemnification agreement with the Company; or (iv) to any claim that cannot be waived under applicable law.2

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release. As a material inducement to the Company to enter into this Release, the Executive represents that the Executive has not assigned any Claim to any third party. The Executive acknowledges and represents that, other than the consideration set forth in this agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to the Executive. The Executive acknowledges and agrees that the Executive is not entitled to any wages, salary, commissions, vacation, equity, bonuses, or any other compensation or benefits from the Company or any of its affiliates, except as is expressly set forth herein.

3. Acknowledgment of Waiver of Claims under ADEA. The Executive acknowledges that the Executive is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. The Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (a) the Executive should consult with an attorney prior to executing this Release; (b) the Executive has twenty-one (21) days within which to consider this Release;3 (c) the Executive has seven (7) days following Employee’s execution of this Release to revoke this Release; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Executive signs this Release and returns it to the Company in less than the 21-day period identified above, the Executive hereby acknowledges that the Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release. The Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Release on the Company’s behalf that is received prior to the eighth day after the Executive signs this Release. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

__________________________
[2]The Company reserves the right to update this release language to account for changes in applicable law.
[3]The consideration period shall be increased to 45 days in the event of a group termination under the Older Workers’ Benefits Protection Act.

4. Unknown Claims. The Executive acknowledges that they have been advised to consult with legal counsel and that they are familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in their favor at the time of executing the release, which, if known by them, must have materially affected their settlement with the releasee. The Executive, being aware of said principle, agrees to expressly waive any rights they may have to that effect, as well as under any other statute or common law principles of similar effect.

5. Ongoing Obligations of the Executive. The Executive’s confidentiality, nondisclosure and nonsolicitation obligations to the Company and/or any affiliate of the Company, including without limitation pursuant to the [Proprietary Information and Inventions Agreement dated [date] (the “Confidentiality Agreement”)], are hereby reaffirmed and incorporated herein by reference (collectively, the “Ongoing Obligations”).

6. Confidentiality of Release. The Executive agrees, to the fullest extent permitted by law, to keep all Release-Related Information completely confidential. “Release-Related Information” means the negotiations leading to this Release and the terms of this Release. Notwithstanding the foregoing, the Executive may disclose Release-Related Information to the Executive’s spouse, the Executive’s attorney and the Executive’s financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Release-Related Information confidential. Nothing in this section shall be construed to prevent the Executive from disclosing Release-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that the Executive provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

7. Nondisparagement. The Executive agrees not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee. The Executive shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which the Executive had access during the scope of the Executive’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients. This nondisparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

8. Protected Disclosures. Nothing contained in this Release limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Release limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Release apply to truthful testimony in litigation. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

9. Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10. Other Terms.

a. Review of Release. The Executive acknowledges that the Executive has carefully read and fully understands all of the provisions of this Release and that the Executive is voluntarily entering into this Release.

b. Termination and Return of Payments. If the Executive breaches any of the Executive’s obligations under this Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and/or enforce the return of its non-wage payments to the Executive or for the Executive’s benefit under this Release. The termination and/or return of such payments in the event of the Executive’s breach will not affect the Executive’s continuing obligations under this Release.

c. Binding Nature of Release. This Release shall be binding upon the Executive and upon the Executive’s heirs, administrators, representatives and executors.

d. Modification of Release; Waiver; Absence of Reliance. This Release may be amended only upon a written agreement executed by the Executive and the Chief Executive Officer (if such CEO is not the Executive) or Chairperson of the Board of the Company. No waiver of any provision of this Release shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Release, or the waiver by a party of any breach of this Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. The Executive acknowledges that the Executive is not relying on any promises or representations by the Company, any affiliate of the Company or any agent, representative or attorney of the Company or any Company affiliate.

e. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either party brings an action to enforce or effect its rights under this Release, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

f. Enforceability; Taxes. If any portion or provision of this Release (including, without limitation, any portion or provision of any section of this Release) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Release shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

g. Governing Law. This Release shall be governed by the laws of the State of Minnesota, without regard for choice-of-law provisions. The Executive consents to personal and exclusive jurisdiction and venue in the State of California.

h. Effective Date. The Executive understands that this Release shall be null and void if not executed by the Executive within twenty-one (21) days. In the event that the Executive signs this Release within twenty-one days, then the Company has seven days after such date to countersign the Release and return a fully-executed version to the Executive. This Release will become effective on the eighth (8th) day after the Executive signs this Release, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).

i. Entire Agreement. This Release constitutes the entire agreement between the Executive and the Company and/or any affiliate of the Company and supersedes any previous agreements or understandings between the Executive and the Company and/or any affiliate of the Company, except the Ongoing Obligations, which shall remain in full effect.

Accepted and agreed:

UPHEALTH, INC.

By:
Name:
Title:

Date:

Accepted and Agreed:

[NAME OF EXECUTIVE]

Date: